Exhibit 3.1

CERTIFICATE OF AMENDMENT

OF

RESTATED CERTIFICATE OF INCORPORATION

OF

APOLLO MEDICAL HOLDINGS, INC.

Apollo Medical Holdings, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify as follows:

FIRST: The Restated Certificate of Incorporation of the Corporation (the “Certificate”) is hereby amended solely to reflect a change in the name of the Corporation by deleting ARTICLE I in its entirety and inserting the following new Article I in lieu thereof:

ARTICLE I

NAME

The name of the corporation hereby created shall be Astrana Health, Inc.

SECOND: The foregoing amendment was duly adopted by the Board of Directors of the Corporation in accordance with the applicable provisions of Sections 141 and 242 of the General Corporation Law of the State of Delaware.

THIRD: Except as hereby amended, the Certificate shall remain unchanged.

FOURTH: This amendment shall be effective as of 12:01 a.m. Eastern Time on February 26, 2024.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment of Restated Certificate of Incorporation to be executed by its duly authorized officer this 25th day of January, 2024.

APOLLO MEDICAL HOLDINGS, INC.

By:	/s/ Brandon Sim
Name:	Brandon Sim
Title:	Chief Executive Officer and President